UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      February 8, 2007

CVB FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	0-10140 (Commission file number)	95-3629339 (I.R.S. employer identification number)

701 North Haven Avenue, Ontario, California (Address of principal executive offices)	91764 (Zip Code)

Registrant’s telephone number, including area code:      (909) 980-4030

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 8.01   Other Events.

On February 8, 2007, CVB Financial Corp. (“the Company”) and First Coastal Bancshares executed a definitive merger agreement providing for the merger of First Coastal Bancshares with and into the Company and the merger of First Coastal Bank, N.A. with and into Citizens Business Bank, with Citizens Business Bank surviving as the continuing banking operation.

The definitive merger agreement provides that each outstanding share of First Coastal Bancshares will be converted into $276.73 in cash or $276.73 in value of the Company’s common stock (based on a volume weighted average trading price for a period of 20 trading days prior to consummation of the merger) at the election of First Coastal Bancshares shareholders. The total purchase price of approximately $35 million will be paid half in cash and half in common stock of the Company. The transaction is subject to shareholder and regulatory approval and other customary conditions. It is expected to be completed during the end of the second quarter or early third quarter of 2007.

In connection with the execution of the definitive merger agreement, the Company and First Coastal Bancshares jointly issued a press release, which is attached hereto as Exhibit 99.1 and which is being incorporated by reference herein.

Item 9.01         Financial Statements and Exhibits.

                           (a)        Financial Statements of Businesses Acquired.

                                        Not Applicable.

                           (b)        Pro Forma Financial Information.

                                        Not Applicable.

                           (c)        Shell Company Transactions.

                                        Not Applicable.

                           (d)        Exhibits.

                                        99.1        Press release, dated February 8, 2007, announcing the execution of a definitive merger agreement.

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                        CVB FINANCIAL CORP.
                                                                                                                        (Registrant)

Date: February 8, 2007	By: /s/ Edward J. Biebrich, Jr. Edward J. Biebrich, Jr., Executive Vice President and Chief Financial Officer